NOTICE AND PROXY STATEMENT



                       AFLAC INCORPORATED
                     Worldwide Headquarters
                        1932 Wynnton Road
                     Columbus, Georgia 31999


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              To Be Held on Monday, April 25, 1994



  The Annual Meeting of Shareholders of AFLAC Incorporated (the "Company") will be held on Monday, April 25, 1994, at 10:00 a.m., at the Columbus Museum (in the Patrick Theater), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying proxy statement:

1. To elect twenty Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2. To consider and adopt amendments to the Company's Stock Option Plan
   (1985);

3. To consider and adopt the Management Incentive Plan (in effect since
   1985) to comply with the Omnibus Budget Reconciliation Act of 1993;

4. To consider and act upon the ratification of the appointment of KPMG Peat Marwick as independent auditors of the Company for the year ending December 31, 1994; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The accompanying proxy is solicited by the Board of Directors of the Company. The proxy statement and the Company's Annual Report for the year ended December 31, 1993, are enclosed.

  The record date for the determination of shareholders entitled to vote at the meeting is February 18, 1994, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting, and any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                By order of the Board of Directors,



Columbus, Georgia                Joey M. Loudermilk
March 10, 1994                         Secretary

                       AFLAC INCORPORATED



                         PROXY STATEMENT



               FOR ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD MONDAY, April 25, 1994



              SOLICITATION AND REVOCATION OF PROXY

  This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of AFLAC Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held on Monday, April 25, 1994, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10:00 a.m., at the Columbus Museum (in the Patrick Theater), 1251 Wynnton Road, Columbus, Georgia.

  All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all nominees named elsewhere in this proxy statement, in favor of the amendments to the Company's Stock Option Plan (1985) (the "1985 Plan") and for approval of the Company's Management Incentive Plan (the "Management Incentive Plan"), both as described herein, and for the appointment of KPMG Peat Marwick as independent auditors. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person.

  This proxy statement and the accompanying proxy are being mailed to the shareholders on or about March 14, 1994.



                  DESCRIPTION OF VOTING RIGHTS


  In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

  Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.



         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Holders of record of Common Stock at the close of business on February 18, 1994, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 103,232,957. According to the Company's records, this represents the following voting rights:

   82,172,191  Shares @  1 Vote Per Share  =    82,172,191 Votes
   21,060,766  Shares @ 10 Votes Per Share =   210,607,660 Votes
  103,232,957  Shares                Total     292,779,851 Votes



  Shareholders with one vote per share shown above can rebut the presumption that they are entitled to only one vote as outlined in "Description of Voting Rights" above. If all of the outstanding shares were entitled to ten votes per share, the total votes available would be 1,032,329,570. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 292,779,851.

  The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business as shall come before the meeting. Directors are elected by an affirmative vote of a plurality of voting rights cast. Approval of the amendments to the 1985 Plan described herein (the "1985 Plan Amendments"), the Management Incentive Plan and all other matters to be considered at the meeting requires the affirmative vote of holders of a majority of the voting rights present in person or represented by proxy at the meeting. In the case of the election of directors, under applicable Georgia law, in tabulating the vote, votes withheld will be disregarded and will have no effect on the outcome of the vote. In all matters, other than the election of the Directors, abstentions will be counted and have the same effect as a vote against the proposal.

   No person, as of February 18, 1994, was the owner of record, or to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

Name and                             Amount of                 Percent
Address of     Title of Class   Beneficial Ownership  Percent    of
Beneficial    ________________  ____________________    of    Available
  Owner         Common Stock      Shares    Votes      Class    Votes
__________    ________________  _________  _________  _______ _________
Oppenheimer   1 Vote Per Share  9,898,226  9,898,226    9.6%     3.4%
Group, Inc.*
Oppenheimer
Tower
World Trade
Center
New York, NY
10281

     (*) This information is derived from Amendment No. 5 to Schedule 13G, dated February 1, 1994, filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. Oppenheimer Group, Inc. filed the Schedule 13G as a parent holding company on behalf of itself, Oppenheimer & Co., LP (its parent company), certain of its subsidiaries and certain investment advisory clients and discretionary accounts of such subsidiaries. Oppenheimer Group, Inc. and Oppenheimer & Co., LP disclaim beneficial ownership of the shares listed above.

                SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 18, 1994, the number of shares and percentage of outstanding Common Stock beneficially owned by certain of the executive officers named in the "Summary Compensation Table" below (the "Named Executive Officers"), and Directors and executive officers as a group. The beneficial ownership of Directors and of the remaining Named Executive Officers is set forth below in the information provided for director nominees under the caption "Election of Directors." The number of shares of Common Stock shown are those deemed "beneficially owned," as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.

              Common Stock Beneficially Owned and
                Approximate Percentage of Class
                    As of February 18, 1994
                                           Percent             Percent
                                             of                  of
Name                          Shares(1)    Shares   Votes(1)    Votes
_________________________     _________    _______  ________   _______
Kriss Cloninger, III
Executive Vice President       37,576          *        37,576      *

Hidefumi Matsui
Executive Vice President
AFLAC Japan Branch             53,287         .1       283,156     .1

All Directors and executive
officers as a group
(39 persons)                6,363,304        6.0    31,935,796   10.7

  *  Percentage not listed if less than .1%

 (1) Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Kriss Cloninger, III, 37,500
     (37,500) and Hidefumi Matsui, 48,500 (260,000), and for all Directors and executive officers as a group, 2,010,136 (6,651,130).

                     SOLICITATION OF PROXIES

  The cost of soliciting proxies will be paid by the Company. The Company will make arrangements with brokerage firms, custodians and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their mailing and related expenses. In addition to solicitation by mail, certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by telephone and by personal contacts. In addition, the Company has retained D. F. King & Co., Inc., to assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of reasonable out-of-pocket expenses.

                    1. ELECTION OF DIRECTORS

  The Company proposes that the following twenty individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Nominating Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and in consequence another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated will be unable or unwilling to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE  ELECTION
        OF EACH OF THE BELOW-LISTED NOMINEES AS DIRECTORS.

The following information is provided with respect to the nominees:
                                                                Shares of
                                                               Common Stock
                                                               Beneficially     Per-      Voting
                                                                 Owned on       cent      Rights       Percent
                                                        Year   February 18,    of Out-    on Feb-        of
                                                        First     1994        standing    ruary 18,   Available
Name                 Principal Occupation (1)     Age  Elected   (2) (3)       Shares     1994 (2)      Votes
_________________________________________________________________________________________________________________
Paul S. Amos         Chairman, the Company        67     1956      693,979       .7       4,662,277       1.6
                     and AFLAC**, since
                     August 1990; Vice
                     Chairman, the Company
                     and AFLAC, until August
                     1990

Daniel P. Amos       Chief Executive Officer,     42     1983    1,711,791      1.6       5,557,635       1.9
                     the Company and AFLAC,
                     since August 1990;
                     President, AFLAC Incor-
                     porated, since August
                     1991; President, AFLAC;
                     Deputy Chief Executive
                     Officer, the Company,
                     from June 1988 until
                     August 1990; Chief
                     Operating Officer,
                     AFLAC, until August
                     1990; Director,
                     Synovus Financial Corp.,
                     Columbus, GA

J. Shelby Amos, II   Alabama/West Florida          41    1983      247,390       .2      2,210,650         .8
                     State Sales Coordinator,
                     AFLAC

Michael H. Armacost  Professor, Asia/Pacific       56     (4)          300        *            300          *
                     Research Center, Stanford
                     University, Stanford, CA,
                     since 1993; U.S. Ambassador
                     to Japan, from 1989 until
                     1993; Under Secretary of
                     State for Political Affairs
                     from 1984 until 1989

                                                                Shares of
                                                               Common Stock
                                                               Beneficially     Per-      Voting
                                                                 Owned on      cent of    Rights       Percent
                                                        Year   February 18,     Out-      on Feb-        of
                                                        First     1994        standing    ruary 18,   Available
Name                 Principal Occupation (1)     Age  Elected   (2) (3)       Shares     1994 (2)      Votes
_________________________________________________________________________________________________________________

M. Delmar Edwards,MD Vice President and Assistant  67    1990        16,351       *<F1>      16,351         *<F1>
                     to the Chairman, Columbus
                     Regional Healthcare System,
                     Inc., Columbus, GA, since
                     July 1993; Practicing
                     Physician, Columbus, GA,
                     until July 1993; Director,
                     First Union National Bank of
                     Georgia, Columbus, GA;
                     Vice Chairman, Morehouse
                     School of Medicine,
                     Atlanta, GA, since 1990

George W. Ford, Jr.  Chairman of the Board,        70    1986        9,625        *          96,250         *
                     Progressive Funeral Home,
                     Columbus GA; Retired
                     Director, Columbus Bank &
                     Trust Company, Columbus, GA

Cesar E. Garcia      Chairman of the Board,        72    1987      104,750       .1         944,000        .3
                     OWD Garcia Inc.,
                     Jacksonville, FL

Joe Frank Harris     Chairman of the Board,        58    1991       10,625        *          10,625         *
                     Harris Georgia Corp.,
                     Cartersville, GA, since
                     January 1991; Governor of
                     the State of Georgia
                     until January 1991;
                     Director, Law Companies
                     Group, Inc.; Director,
                     Bankhead Enterprises, Inc.



                                                                Shares of
                                                               Common Stock
                                                               Beneficially     Per-      Voting
                                                                 Owned on      cent of    Rights       Percent
                                                        Year   February 18,     Out-      on Feb-        of
                                                        First     1994        standing    ruary 18,   Available
Name                 Principal Occupation (1)     Age  Elected   (2) (3)       Shares     1994 (2)      Votes
_________________________________________________________________________________________________________________

Elizabeth J. Hudson  Executive Producer,           44    1990       14,887        *           14,887        *
                     NBC Productions,
                     since February 1993;
                     Senior Vice President,
                     Corporate Communications,
                     NBC Inc., until February
                     1993; Vice President,
                     Corporate and Media
                     Relations, NBC Inc.,
                     New York, NY, until 1989

Kenneth S.Janke,Sr.  President, Chief Executive     59    1989      35,110        *          35,110         *
                     Officer, National Assoc-
                     iation of Investors Corp.,
                     Royal Oak, MI; President
                     and Director, NAIC
                     Growth Fund, Royal Oak,
                     MI, since 1989

Charles B. Knapp     President, The University      47    1990      14,750        *          14,750         *
                     of Georgia, Athens, GA;
                     Director, Law Companies
                     Group Inc., Atlanta, GA

Hisao Kobayashi      Senior Managing Director,      58     (4)   1,250,000      1.2       1,250,000        .4
                     The Dai-Ichi Kangyo
                     Bank, Ltd.,Tokyo, Japan;
                     Chairman, CIT Group
                     Holdings Inc.,
                     Livingston, NJ

Peter D. Morrow      President, Fran Mar, Inc.      73     1987      8,000        *          80,000        *
                     (Textile Sales),
                     Roaring Gap, NC

                                                                Shares of
                                                               Common Stock
                                                               Beneficially    Per-       Voting
                                                                 Owned on     cent of     Rights       Percent
                                                        Year   February 18,     Out-      on Feb-       of
                                                        First     1994        standing    ruary 18,   Available
Name                 Principal Occupation (1)     Age  Elected   (2) (3)       Shares     1994 (2)      Votes
_________________________________________________________________________________________________________________

Yoshiki Otake        President, AFLAC              54    1986      303,061       .3       1,921,540        .7
                     Japan Branch;
                     Vice Chairman, AFLAC
                     International, Inc.,
                     since October 1991;
                     Executive Vice
                     President, AFLAC, from
                     January 1991
                     until October 1991

John M. Pope         Retired Owner,                74    1967      144,306       .1       1,443,060        .5
                     John M. Pope Concrete
                     Construction Company,
                     Americus, GA; Director,
                     Sumter Bank and Trust
                     Company, Americus, GA

E.Stephen Purdom MD  Medical Director,             46    1987       82,758       .1         368,571        .1
                     Columbus Clinic,
                     Columbus, GA; Senior
                     Vice President and Medical
                     Director, AFLAC; Director,
                     Trust Company Bank,
                     Columbus, GA

Jack S. Schiffman    President, Jack S.            73    1970      217,112       .2       2,171,120        .7
                     Schiffman, Inc. (Consul-
                     tants and Investments),
                     Columbus, GA; Retired
                     Director, Synovus Financial
                     Corp., Columbus, GA

Henry C. Schwob      Owner, Schwob Realty          66    1965      322,579       .3       3,074,239       1.0
                     Company, Columbus, GA;
                     Director, First Union
                     National Bank of Georgia,
                     Columbus, GA

                                                                Shares of
                                                               Common Stock
                                                               Beneficially     Per-      Voting
                                                                 Owned on      cent of    Rights       Percent
                                                        Year   February 18,     Out-      on Feb-       of
                                                        First     1994        standing    ruary 18,   Available
Name                 Principal Occupation (1)     Age  Elected   (2) (3)       Shares     1994 (2)      Votes
_________________________________________________________________________________________________________________

J. Kyle Spencer      President, Spencer             67    1968     326,346       .3       3,263,460       1.1
                     Investment Company,
                     Columbus, GA; Director,
                     First Union National Bank
                     of Georgia, Columbus, GA;
                     Retired Chairman of the
                     Board, Bank South N.A.,
                     Columbus, GA

Glenn Vaughn, Jr.    Retired Chairman of the         64    1990     15,790        *          27,400         *
                     Board, Columbus Ledger-
                     Enquirer, Columbus, GA

(*)  Percentage not listed if less than .1%

(**) American Family Life Assurance Company of Columbus ("AFLAC") is a wholly owned subsidiary of the Company.

(1) Unless specifically noted, the respective Director or nominee has held the occupation for at least five years.

(2) Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Paul S. Amos,
    207,464 (207,464); Daniel P. Amos, 751,466 (915,932); J. Shelby Amos, II, 18,750 (187,500); M. Delmar Edwards, 13,750
    (13,750); George W. Ford, Jr., 7,125 (71,250); Joe Frank Harris, 8,750 (8,750); Elizabeth J. Hudson, 13,750 (13,750);
    Kenneth S. Janke, Sr., 18,750 (18,750); Charles B. Knapp, 13,750 (13,750); Yoshiki Otake, 174,920 (829,598); John M.
    Pope, 30,000 (300,000); E. Stephen Purdom, 38,008 (245,071); Jack S. Schiffman, 50,000 (500,000); Henry C. Schwob,
    50,000 (500,000); J. Kyle Spencer, 50,000 (500,000); and Glenn Vaughn, Jr., 13,750 (13,750).

    Excludes options to purchase shares (and available votes), which will vest and be exercisable upon the re-election of the following Directors:  Joe Frank Harris, 5,000 (5,000); Elizabeth J. Hudson, 5,000 (5,000); Charles B. Knapp, 5,000
    (5,000); and Glenn Vaughn, Jr., 5,000 (5,000).

    Excludes options to purchase shares granted in 1993 which are subject to shareholder approval of the 1985 Plan
    Amendments.

(3) All stock is owned solely and directly by the nominee except as follows:

    Paul S. Amos, 71,272 shares owned by spouse; 32,584 shares owned by his minor grandchildren with Mr. Amos as custodian;
    194,050 shares owned by trusts with Mr. Amos as trustee; and 750 shares owned by the Paul S. Amos Education Foundation.

    Daniel P. Amos, 38,125 shares owned by spouse; 234,894 shares owned by his minor children with Mr. Amos as trustee;
    172,924 shares owned by a trust with Mr. Amos as trustee; 875 shares owned by a corporation of which his wife is the sole shareholder; 32,297 shares owned by Daniel P. and Shannon Amos Foundation, Inc; and 750 shares owned by the Paul
    S. Amos Education Foundation.

    J. Shelby Amos, II, 82,056 shares owned by his minor children with Mr. Amos as trustee; and 8,143 shares owned by a corporation of which Mr. Amos is a controlling shareholder.

    Cesar E. Garcia, 250 shares owned by spouse; and 104,500 shares owned jointly with son.

    Elizabeth J. Hudson, 1,137 shares owned jointly with spouse.

    Kenneth S. Janke, Sr., 1,410 shares owned by a trust with Mr. Janke as trustee;  12,450 shares owned by a partnership of which Mr. Janke is a partner; and 2,500 shares owned by the NAIC Growth Fund of which Mr. Janke is President.

    Charles B. Knapp, 1,000 shares owned by spouse.

    Hisao Kobayashi, 1,250,000 shares owned by The Dai-Ichi Kangyo Bank, Ltd; Mr. Kobayashi shares the power to vote these shares.

    Peter D. Morrow, 8,000 shares owned by a trust with Mr. Morrow as trustee.

    John M. Pope, 605 shares owned by spouse.

    E. Stephen Purdom, 3,750 shares owned jointly with spouse; and 500 shares owned by his minor child with Dr. Purdom as custodian.

    Jack S. Schiffman, 37,230 shares owned jointly with spouse; and 500 shares owned by spouse.

    Henry C. Schwob, 18,079 shares owned by spouse; and 22,210 shares owned by his children with spouse as custodian.

    J. Kyle Spencer, 31,567 shares owned by spouse.

    Glenn Vaughn, Jr., 1,415 shares owned jointly with spouse; and 625 shares owned by spouse.

(4) First year nominated.

    Daniel P. Amos is the son of Paul S. Amos.  J. Shelby Amos, II is the nephew of Paul S. Amos.  Daniel P. Amos and J.
    Shelby Amos, II are cousins.  Kenneth  S. Janke, Sr. is the father of Kenneth S. Janke Jr., an executive officer of the
    Company.   No other family relationship exists among any other executive officers or Directors.

          BOARD AND COMMITTEE MEETINGS AND OTHER INFORMATION

  During 1993, the Board of Directors met six times and all Directors attended more than 75% of the meetings of the Board and of the Board Committees on which they served.

THE FOLLOWING DIRECTORS WERE MEMBERS OF THE RESPECTIVE COMMITTEES DURING THE PAST YEAR:

          Audit               Compensation           Nominating
   ___________________     __________________     ________________

    J. Kyle Spencer         John M. Pope           Paul S. Amos
    George W. Ford, Jr.     Cesar E. Garcia        Daniel P. Amos
    Peter D. Morrow         Peter D. Morrow        J. Shelby Amos, II
    Henry C. Schwob                                Kenneth S. Janke, Sr.
                                                   Charles B. Knapp

  The Audit Committee, which met four times during 1993, is charged with the duties of assuring that proper guidelines are established for the dissemination of financial information; meeting periodically with, and reviewing recommendations of, the Company's independent and internal auditors; meeting periodically with management with respect to the Company's system of internal controls and accounting systems used by the Company; determining that no restrictions are placed on the scope of the examination of the financial statements by the independent auditors; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Committee also recommends to the Board of Directors the appointment of the Company's principal independent auditors. At least annually, the Committee reviews the services performed and the fees charged by the independent auditors.

  The independent auditors have direct access to the Committee and may discuss any matters which arise in connection with their audits, the maintenance of internal controls and any other matters relating to the Company's financial affairs. The Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

  The Nominating Committee met once during 1993 to recommend nominees for election as Directors at the Annual Meeting of Shareholders. The
Committee will consider, as potential nominees, persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of the Secretary of the Company.

  Each Director of the Company receives $1,250 per month for service as such. A Director serving on one or more committees who is not an officer of the Company receives an additional $600 per month for that service ($200 if an officer). Each Director also receives $2,000 for attendance at each meeting of the Board of Directors.

  During 1993, the following Directors received additional payments as compensation for special consulting services to individual subsidiaries of the Company: Mr. Cesar E. Garcia, $12,000, for services to Communicorp, Inc.; and Mr. Henry C. Schwob, $49,686, for services to AFLAC's Investment Committee.

  Directors who are not also employees of the Company or its subsidiaries have been granted non-qualified stock options pursuant to the 1985 Plan. The exercise price for the options is the fair market value of the Common Stock on the date of grant. In years prior to 1993, aggregate stock options, ranging from 15,000 to 40,000 per Director, have been granted by the Directors' Committee, which determined the value of each Director's continuing service to the Company based on experience gained from the number of years already served. The stock options granted prior to 1993 vest over a four-year period, contingent upon the shareholders re-electing the Director to the Board of Directors. Options vest in full upon the death or disability of the Director. The number of options which will vest upon each Director's re-election by the shareholders at the April 25, 1994 meeting are set forth in footnote 2 on page 8 of this Proxy Statement.

Subject to shareholder approval of the 1985 Plan Amendments, the 1985 Plan, as so amended (the "Amended 1985 Plan"), eliminates the current plan provisions allowing discretionary stock option grants to non-employee Directors, and provides instead for automatic formula grants to non-employee Directors, including Advisory Directors. As of August 13, 1993, initial grants of options to purchase 10,000 shares of Common Stock had been made to the non-employee Directors serving on the Board of Directors as of that date, consisting of J. Shelby Amos, II, Michael H. Armacost, John M. Pope, George W. Ford, Jr., Cesar E. Garcia, Joe Frank Harris, Elizabeth J. Hudson, Kenneth S. Janke, Sr., Charles B. Knapp, Peter D. Morrow, M. Delmar Edwards, Glenn Vaughn, Jr., Jack S. Schiffman, Henry C. Schwob, J. Kyle Spencer and Koji Takahashi. Thereafter each new non-employee Director, including any Advisory Director, will be granted an option to purchase 10,000 shares of Common Stock as of the earlier of the date such individual is appointed to the Board or the date of the first annual meeting of shareholders at which such Director is elected to the Board. Options granted to each non-employee Director will become exercisable in cumulative installments of 20% of the shares of Common Stock covered thereby as of the date of grant, and an additional 20% as of each of the next four anniversaries of the date of option grant to the extent the non-employee Director continues to be a Director as of that date; provided, however, that upon cessation of service by reason of retirement, a non-employee Director will become immediately vested in all outstanding options that have not yet expired. The exercise price of all shares of Common Stock subject to options granted to non-employee Directors will be 100% of the fair market value of such shares as of the date of grant.

                          CERTAIN LITIGATION

  On December 1, 1988, a lawsuit purporting to be a shareholders derivative suit was filed by Susie H. Millsap on behalf of the Company in the Superior Court of Meriwether County, Georgia, naming as individual defendants the Company's Board of Directors (the "Action"). Mrs. Millsap is the daughter of Kenneth M. Henson, a former employee of and counsel for the Company. The original complaint was subsequently amended to substitute The Henson Company in place of Mrs. Millsap as plaintiff. The Company was named a party defendant in the suit but no claim was asserted against the Company. The Action alleged that the members of the Board of Directors improperly approved or acquiesced in certain transactions between the Company and Mr. John B. Amos (the Company's former Chairman and Chief Executive Officer).

  Since the Action purported to be a shareholders derivative suit, any recovery (except recovery of attorneys' fees and costs of litigation) would inure to the Company's benefit and not to the plaintiff. The Board of Directors of the Company appointed a Special Litigation Committee of independent Directors to inquire into the matters alleged in the Action and to report its findings.

  The Special Litigation Committee issued its final report on March 12, 1990. The report recommended that the Company collect the amount of $64,600 from Mr. John Amos as additional interest due on a promissory note executed by Mr. Amos in 1975 when he purchased shares of common stock from the Company. Mr. Amos paid this amount to the Company in March 1990. The report also concluded that the allegations made in the lawsuit were without merit and recommended that no action be brought by or on behalf of the Company against any officer or Director with regard to such allegations and that the Company seek dismissal of the lawsuit.

   Pursuant to the Company's Motion to Dismiss the Action, the Superior Court of Meriwether County, Georgia, entered its Order and Judgment on January 27, 1992, in which the Court dismissed the Action based on its findings that the Special Litigation Committee and its counsel were independent, that the Committee's investigation was adequate, and that its conclusions and recommendations were reasonable and appropriate within the bounds of the business judgment rule under Georgia law.

   This decision was affirmed by the Court of Appeals of Georgia on March 12, 1993. A motion for reconsideration was denied by the Court on March 30, 1993.

   On September 10, 1993, the Supreme Court of Georgia denied a motion for rehearing of the Supreme Court's previous July 15, 1993 denial of a writ of certiorari filed by the plaintiff with respect to the Court of Appeals decision.

                       COMPENSATION REPORT

    This report on the compensation policies, components and decisions of the Company for 1993 with respect to the Company's executive officers is presented by the Compensation Committee of the Company, which for 1993 was made up of three members, consisting of Messrs. John M. Pope, Chairman of the Compensation Committee, Cesar E. Garcia and Peter D. Morrow, all of whom are outside Directors. The function of the Compensation Committee is to approve compensation arrangements for executive officers of the Company who are also members of the Board of Directors, including, among the executive officers named in the accompanying compensation tables, Messrs. Daniel P. Amos, Paul S. Amos and Yoshiki Otake, and to make decisions under the 1985 Plan. The Compensation Committee also determines all aspects of compensation under the Company's Management Incentive Plan with respect to all executive officers. Compensation decisions for executive officers who are not also members of the Board, other than decisions under the Management Incentive Plan and with respect to stock options, are made by the Chief Executive Officer, Mr. Daniel P. Amos. The Compensation Committee met a total of four times over the past fiscal year.

               COMPENSATION POLICIES AND GOALS

    The Company's goal is to retain, motivate and reward management of the Company through its compensation policies and awards, while aligning their interests more closely with that of the Company and its shareholders.
With respect to the retention of management, the Company seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation which is comparable to that offered by its competitors. The Company believes that it is also important to provide compensation components which accrue to the benefit of, and provide security to, its management over the long term, such as pension benefits, to promote the retention of management.
To align the interest of management more closely with that of the Company and to motivate and reward individual initiative and effort, the Company seeks to promote performance-based compensation where contribution to the Company as a whole, as well as the attainment of individual performance goals, are rewarded. Through the use of performance-based plans that reward attainment of division or Company goals, the Company seeks to foster an attitude of teamwork and strengthen a sense of group affiliation. The Company also believes that the use of equity ownership is an important tool to ensure that the efforts of management are consistent with the objectives of its shareholders and through the use of stock options seeks to promote increased equity ownership by management in the Company.

                        COMPENSATION COMPONENTS

    At present, the compensation of the executive officers of the Company consists of a combination of salary, cash bonuses, stock options, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company's 401(k) plan, as well as the provision of medical and other personal benefits typically offered to executives at large corporations.

    SALARIES. In 1993, salaries for executive officers were established on the basis of a study by Ernst & Young regarding salary levels at comparable companies for executive officer positions and on the basis of a general 5% salary increase. With respect to Mr. Daniel P. Amos, his salary was established in connection with the execution of a new employment contract with the Company, as further described in "Employment Contracts and Termination of Employment Arrangements" below. His increase in salary of 5.5% was based on the recommendation of Ernst & Young, which provided the Company with a compensation review of twelve comparable insurance organizations, including their Chief Executive Officer ("CEO") compensation, and the favorable performance of the Company over the last year under Mr. Daniel P. Amos' leadership. Based on the Ernst & Young review, the Compensation Committee believes that Mr. Amos' salary at this increased level is slightly above the average of the comparable companies, which the Compensation Committee believes is appropriate in view of the Company's performance under Mr. Amos' leadership. In connection with its consideration of Mr. Daniel P. Amos' salary arrangement, the Compensation Committee noted in particular Mr. Amos' substantial and critical management responsibilities with respect to the Company's international operations. Although the companies used in the Ernst & Young study include each of the companies which constitute the S&P Life Insurance Index, which is one of the indices used in the Company's "Stock Performance Graph," (see p.20 below), the Ernst & Young group of insurance organizations consists of a broader group of companies. The companies used by Ernst & Young are those viewed by the Company as its most direct competitors, and it was deemed appropriate to consider this broader group of companies for comparative compensation purposes.

    BONUSES. Under the Company's Management Incentive Plan, cash bonuses in an amount equal to 15% to 50% of salary, for 1993, with respect to the Company's executive officers generally, and equal to 70% of salary, with respect to Mr. Daniel P. Amos pursuant to his employment agreement and to Mr. Paul S. Amos, are paid on the basis of the attainment of target annual performance goals for the Company and, in the case of executive officers other than Messrs. Daniel P. Amos and Paul S. Amos, personal goals. In the event that maximum performance goals are achieved, Messrs. Daniel P. Amos and Paul S. Amos may earn up to 105% of salary and other executive officers may earn up to 75% of salary. The establishment of the percentage of salary which such bonus may constitute for Messrs. Daniel P. Amos and Paul S. Amos was based on the recognition by the Compensation Committee that the bonus goals are set very aggressively and that such performance-based compensation should account for a substantial proportion of the total compensation for these top two executives of the Company.

    The performance goals are established on the basis of recommendations by management, and the awards, if attained, are paid at the end of the award year or in the following year. With respect to 1993, the Committee established Company performance goals for executive officers, including the CEO, based on, among other things, earnings per share, number of policies in force, increases in revenues, increases in new sales, specified operating expense controls, pretax operating earnings, and, in the case of executive officers other than Messrs. Daniel P. Amos and Paul
S. Amos, personal goals. (The Compensation Committee deemed it appropriate that the bonus components of Messrs. Daniel P. Amos' and Paul
S. Amos' compensation be based on objective Company performance goals rather than more subjective personal goals.) With respect to Messrs. Daniel P. Amos and Paul S. Amos, 30% of the target award was attributed to the earnings per share goal, while the other Company performance goals accounted for 70% of the total possible award in 5% to 10% increments. With respect to the other executive officers, 30% of the target award was attributed to the earnings per share goal, while the other Company performance goals each accounted for 5% to 10% percent of the total possible award, generally up to 90% . Generally, personal goals constituted the remainder of the performance award for the other executive officers. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid with respect to each performance goal. The percentage which the bonus represents of salary is decreased or increased to the extent the Company performance levels meet the minimum levels or exceed target levels as the case may be, up to the maximum performance levels. Performance levels with respect to personal goals are not considered for purposes of this percentage adjustment. Personal goals may be achieved in whole or in part with an appropriate payment adjustment to reflect partial achievement; however, no additional payments are made if such goals are exceeded. Payment on attainment of any particular performance goal may occur independently of (i.e., is not contingent upon) attainment of any other performance goal.

    STOCK OPTIONS. Under the 1985 Plan, options are granted in each case based generally on a subjective evaluation of the officer level, duties and responsibilities of the individual and his or her present and potential contributions to the growth and success of the Company or its subsidiaries. These decisions with respect to the 1985 Plan have been made by the Compensation Committee, pending shareholder approval of the 1985 Plan Amendments. In 1993, a total of 1,067,250 options were granted to the Company's executive officers. This amount includes 300,000 options granted to Mr. Daniel P. Amos as an inducement to enter into his employment agreement with the Company and 150,000 options granted to Mr. Paul S. Amos, each on a post-split share basis, contingent on receipt of shareholder approval of the 1985 Plan Amendments to increase the number of authorized shares under the 1985 Plan. Although the actual amount of options awarded to Messrs. Daniel P. Amos and Paul S. Amos was based to some extent on the subjective judgment of the Committee members as to the appropriate size of the grant, in connection with its decision to make these grants, the Compensation Committee noted that Mr. Daniel P. Amos and Mr. Paul S. Amos had not received any option grants since 1990 and that the option grants would be the only ones received by Messrs. Daniel P. Amos and Paul S. Amos in the three-year period commencing in 1993, contrary to the normal industry practice of annual option grants as indicated in the Ernst & Young study. The Compensation Committee also noted that the Company did not provide its CEO with a cash-based long-term incentive, again in contrast to the majority of the industry group CEOs. With respect to the grants made to the executive officers as a group, almost all of which are also contingent on shareholder approval of the 1985 Plan Amendments, as indicated above these grants are based generally on a subjective evaluation of the officer level, duties and responsibilities of the individual and his or her present and potential contributions to the growth and success of the enterprise. These grants were also based on the recommendation of Mr. Daniel P. Amos and on the desire of the Compensation Committee to increase the stock ownership of executives in the Company, including the executives of the Company's Japan Branch, both as a long-term incentive that focuses on performance of the Company as a whole, rather than on any particular division of the Company, and as a way to further align the executives' interest with shareholders, in response to the findings of the Ernst & Young report that the Company's average reported percentage ownership by executives and Directors is approximately half of that reported by the industry group used in the report.

    The Compensation Committee's decisions with respect to bonuses to be awarded to Mr. Daniel P. Amos under the Management Incentive Plan and the 1993 option grant are consistent with recommendations of Ernst & Young and Hewitt Associates (which was retained by the Compensation Committee and which provided advice to the Compensation Committee based upon the Ernst
& Young study) as to the appropriate compensation to be awarded to Mr. Amos for his compensation to be at, or somewhat above, competitive levels based on the companies in the Ernst & Young study. In the case of Hewitt Associates, their recommendations were part of a total recommended compensation package, including the 300,000 share option grant and the management incentive bonus, which provided that Mr. Amos' salary would remain at its then current level. The Compensation Committee determined instead to accept the Ernst & Young recommendation with respect to salary increase for the reasons set forth above.

    On June 28, 1993, the Compensation Committee authorized, subject to the receipt of shareholder approval, the 1985 Plan Amendments which would:
(i) increase the number of shares available under the 1985 Plan by 3,000,000 shares; (ii) eliminate the two separate committees formerly used to administer the 1985 Plan and replace them with the Compensation Committee; (iii) eliminate the ability to make discretionary grants to non-employee Directors, providing instead for automatic formula grants to non-employee Directors, including Advisory Directors; (iv) modify the 1985 Plan to conform to and take advantage of revised Rule 16b-3 under the Exchange Act, including limiting the requirement of obtaining shareholder approval of plan amendments; and (v) make certain other amendments, as described below.

    The Compensation Committee decided to increase the shares available under the 1985 Plan based on the recommendations from its outside law firm and the recommendation of the CEO, taking into account the fact that: (i) the 1985 Plan is currently almost out of shares; (ii) the newly authorized shares should be sufficient to address the Company's needs and objectives for at least the next three years; (iii) the shares would be used to provide long term incentives to the Company's officers; and (iv) option grants are a means of staying competitive with the compensation to executive officers offered by the Company's peer industry group as recommended by Ernst & Young. Further, the additional shares could be used to focus the officers and other key employees in the Company's Japan Branch on the overall Company's stock performance, rather than on the short-term performance of the Company's Japanese operations alone.

    OTHER BENEFITS. The Company maintains its Retirement Plan for Senior Officers, which provides lifetime retirement and medical benefits to plan participants, and also maintains a Supplemental Executive Retirement Plan for certain key executives of the Company and certain subsidiaries who do not participate in the Retirement Plan for Senior Officers, which provides for certain pension benefits in the event of termination (other than for cause), upon death, after age 55 or in certain change in control situations. Certain of the named executive officers are participants in the Retirement Plan for Senior Officers or in the Supplemental Executive Retirement Plan. The executive officers of the Company may also participate in the non-discriminatory AFLAC Incorporated 401(k) Retirement Plan and a non-contributory defined benefit pension plan covering
substantially all employees.   Except as described below, no decisions
with respect to any of these plans were made by the Compensation Committee in 1993.

    In 1993, the Compensation Committee determined to amend the Company's Supplemental Executive Retirement Plan to provide that a person who suffers a qualifying termination following a change in control shall be entitled to the greater of (i) the present value of the retirement benefit (for participants not yet age 55 as of such date, of the retirement benefit to which the person would have been entitled if he had remained in the employ of the Company to his early retirement date) or (ii) three times the person's final pay (whereas prior to the amendment, participants who were under 55 could only receive the present value of their retirement benefit had they remained in the employ of the Company, and any other participants could only receive the present value of three times their final pay). The Committee believes the amendment was appropriate to allow this provision to operate fairly among members of management, regardless of age.

     The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and the Company. The bonus and stock option components of compensation for Company executives are intended to be directly related to and commensurate with Company performance.

    In connection with making decisions with respect to executive compensation, the Compensation Committee will take into account as one of the factors which it considers, the provisions of Section 162(m) of the Internal Revenue Code of 1986 (which was enacted by the Omnibus Budget Reconciliation Act of 1993), which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. It may, however, determine to authorize compensation arrangements that exceed the $1,000,000 deductibility cap imposed by Section 162(m). In this connection, the 1985 Plan has been amended (subject to shareholder approval) to conform to the requirements of Section 162(m) and the Management Incentive Plan is being submitted to shareholders for approval so that amounts payable pursuant to that plan will be deductible by the Company.

                         COMPENSATION COMMITTEE
                         ______________________
                             JOHN M. POPE
                             CESAR E. GARCIA
                             PETER D. MORROW

                                                      SUMMARY COMPENSATION TABLE
                                  Annual Compensation               Long-Term Compensation Awards
                                                          Other
                                                          Annual      Restricted
                                                          Comp-         Stock                      LTIP        All Other
Name and                                                  ensation     Award(s)                   Payouts    Compensation
Principal Position      Year    Salary($)   Bonus($)(1)     ($)         ($)       Options(#)*      ($)        ($)(2)(3)
__________________      ____    _________   ___________   ________    __________  ___________     _______    ____________
Daniel P. Amos          1993     913,218     658,346         -0-           -0-      300,000         -0-           5,602
President & CEO         1992     848,491     483,278         -0-           -0-          -0-         -0-           5,539
                        1991     751,204     380,108         -0-           -0-          -0-         -0-             -0-

Paul S. Amos,           1993     975,064     722,333         -0-           -0-      150,000         -0-          14,782
Chairman of Board       1992     905,722     517,805         -0-           -0-          -0-         -0-          14,719
                        1991     803,263     324,219         -0-           -0-          -0-         -0-             -0-

Yoshiki Otake           1993     614,213     123,689         -0-           -0-       50,000         -0-           4,478
President               1992     518,387      76,482         -0-           -0-       75,000         -0-             -0-
AFLAC Japan Branch      1991     459,102      76,977         -0-           -0-       57,179         -0-             -0-

Kriss Cloninger, III**  1993     326,563     166,663         -0-           -0-       75,000         -0-           3,420
Exec. Vice President    1992     197,118      62,500         -0-           -0-       37,500         -0-           2,565
                        1991        N/A         N/A          -0-           -0-         N/A          -0-            N/A

Hidefumi Matsui***      1993     307,275      64,263         -0-           -0-       50,000         -0-           1,978
Exec. Vice President    1992     258,151      40,189         -0-           -0-       12,500         -0-             -0-
AFLAC Japan Branch      1991        N/A         N/A          -0-           -0-         N/A          -0-            N/A

(*)   Options have been adjusted for the five-for-four stock split on June 15, 1993.  All options granted in 1993 are contingent on shareholder approval of the 1985 Plan Amendments.

(**)  Kriss Cloninger, III was not employed by the Company until March 1992.  Therefore the amount shown for 1992 reflects a partial-year compensation.

(***) Hidefumi Matsui was appointed an executive officer in 1992.


(1)   Includes cash bonuses paid in 1992, 1993 and 1994 under the Management Incentive Plan for services rendered during
      1991, 1992 and 1993 and other cash bonus payments.

(2)   Not included in all other compensation are payments made to a corporation formerly owned by Mr. Daniel P. Amos for vested renewal commissions on insurance policies sold prior to Mr. Amos being elected as President of AFLAC in
      1983, at which time Mr. Amos was associated with AFLAC on a commission-only basis. During the years 1991, 1992 and
      1993, payments of $291,348; $255,941 and $239,447 on annualized premiums of $11,774,562; $11,143,791 and $9,564,150, respectively, were made to this corporation.  This corporation was sold by Mr. Amos to the Company on December 15,
      1993.  See "Certain Transactions and Relationships" below.

(3)   Includes premiums paid in 1993 for term life insurance in the amount of $3,420, $12,600, $3,420, $4,478, and $1,978 for Mr. Daniel P. Amos, Mr. Paul S. Amos, Mr. Kriss Cloninger, III, Mr. Yoshiki Otake and Mr. Hidefumi Matsui,
      respectively, and Company matching contributions to the 401(k) retirement plan in the amount of $2,182 for each of
      Mr. Daniel P. Amos and Paul S. Amos.  Includes premiums paid in 1992 for term life insurance in the amount of $3,420,
      $12,600, and $2,565 for Mr. Daniel P. Amos, Mr. Paul S. Amos, and Mr. Kriss Cloninger, III and the Company matching contributions to the 401(k) retirement plan in the amount of $2,119 for each of Mr. Daniel P. Amos and Mr. Paul S.
      Amos.

                        STOCK PERFORMANCE GRAPH

    The following graph compares the five-year performance of the Company's Common Stock to the Dow Jones Industrial Average (Dow Jones), the Standard & Poor's 500 Index (S & P 500), and the Standard & Poor's Life Insurance Index (S & P Life). The Standard & Poor's Life Insurance Index includes: Capital Holding Corp., Jefferson-Pilot Corp., Lincoln National Corp., Torchmark Corp. and USLIFE Corp. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988, and that all dividends were reinvested.





(Stock Performance graph inserted here.)






                            Performance Graph Index
                                 December 31

                           1988    1989    1990    1991    1992    1993
________________________________________________________________________
AFLAC Incorporated          100     133     145     237     268     281
________________________________________________________________________
S & P LIFE                  100     158     129     186     250     253
________________________________________________________________________
Dow Jones                   100     132     131     163     175     204
________________________________________________________________________
S & P 500                   100     132     128     166     179     197
________________________________________________________________________

(All performance data provided by STAR Services, Inc., San Francisco, CA
  94120)

* In the third quarter of 1990, Paul S. Amos was appointed Chairman, and Daniel P. Amos was named Chief Executive Officer.

                      DEFINED BENEFIT PENSION PLAN

  The Company has a non-contributory defined benefit pension plan covering substantially all U.S. employees who satisfy the eligibility requirements. Prior to 1989, benefits were calculated pursuant to the following formula:
50 percent of average compensation reduced by (i) 50 percent of primary Social Security benefits and (ii) 1/25 for each year by which the number 25 exceeds the number of years of service at normal retirement age. Effective January 1, 1989, benefits are calculated in accordance with the following formula: one percent of average monthly compensation times years of credited service not in excess of 25 years, plus .5 percent of average monthly compensation times years of service in excess of 25 years. However, non-highly compensated employees (which for this purpose generally includes employees whose compensation did not exceed $52,235 in
1988) are guaranteed to receive not less than the amount that they would have been entitled to receive at December 31, 1989, based on the previous formula and years of service and compensation at that date. Benefits for highly compensated employees are guaranteed to be not less than the amount that they would have been entitled to receive at December 31, 1988, based on the previous formula and years of service and compensation at that date. Effective January 1, 1993, the Company amended the plan to provide for unreduced early retirement benefits when a participant reaches his or her early retirement date. If the participant's whole years of credited service plus his or her attained age equals or exceeds eighty-five, then such participant shall be entitled to a monthly pension commencing prior to his or her normal retirement date computed as otherwise provided for in the plan with no benefit reduction. The maximum benefit is limited in accordance with section 415 of the Internal Revenue Code (the "Code") and, commencing in 1989, the compensation that may be taken into account in the calculation of benefits is limited in accordance with section 401(a) (17) of the Code. The maximum compensation and benefits for 1993 are $235,840 and $115,641, respectively; however, effective January 1, 1994 the maximum compensation limit will be reduced to $150,000. These amounts are indexed for cost-of-living adjustments.

  For purposes of the plan, average monthly compensation is deemed to be the participant's highest average compensation during any five consecutive years of service within the ten consecutive plan years of service immediately preceding retirement. Compensation generally means salaries and annual incentive bonuses. The benefits payable under the plan as amended are not subject to adjustment for Social Security benefits or other offsets. Benefits may be paid monthly over the life of the participant (with joint and survivor options available at reduced rates). The following table reflects annual benefits as determined under the revised formula.

                 DEFINED BENEFIT PENSION PLAN TABLE
                                    Years of Service
                   ____________________________________________________
Remuneration          15         20         25         30         35
____________       ________   ________   ________   ________   ________
  $125,000         $18,750    $25,000    $31,250    $34,375    $37,500
   150,000          22,500     30,000     37,500     41,250     45,000
   175,000          26,250     35,000     43,750     48,125     52,500
   200,000          30,000     40,000     50,000     55,000     60,000
   225,000          33,750     45,000     56,250     61,875     67,500
   250,000          34,329     45,772     57,215     62,936     68,658

  Mr. Daniel P. Amos and Mr. Kriss Cloninger, III have 20 years and 2 years, respectively, of credited service in the plan as of the date of this Proxy Statement.

                    RETIREMENT PLANS FOR KEY EXECUTIVES

  Participants in the Retirement Plan for Senior Officers receive full compensation for the first twelve months after retirement. Thereafter, the participants may elect to receive annual lifetime retirement benefits equal to 60% of their final compensation, or 54% of such compensation with one-half of such amount to be paid to their spouse for a specified period after death of the participant. Final compensation is deemed to be the higher of (i) the compensation paid during the last twelve months of active employment with the Company, or (ii) the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be salary plus bonus. All benefits are subject to annual cost of living increases as the Compensation Committee may approve. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the plan are not subject to social security or defined benefit pension plan offsets.

  Generally, no benefits are payable until the participant accumulates 10 years credited service at age 60 or 20 years credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service.

  Messrs. Daniel P. Amos and Paul S. Amos are covered by this plan. AFLAC has entered into a substantially similar agreement with Mr. Yoshiki Otake. The Company accrued $1,900,000 and $500,000 in 1993 as its estimated annual cost of the compensation benefits for Mr. Paul S. Amos and Mr. Daniel P. Amos, respectively, who are the only executives with vested benefits under this plan. Mr. Daniel P. Amos, Mr. Paul S. Amos and Mr. Yoshiki Otake have 20, 39, and 19 years, respectively, of credited service.

              RETIREMENT PLAN FOR SENIOR OFFICERS TABLE
                                   Years of Service
               _________________________________________________________
Remuneration       15          20          25          30         35
____________   _________   _________   _________   _________   _________
$  250,000    $  150,000  $  150,000  $  150,000  $  150,000  $  150,000
   500,000       300,000     300,000     300,000     300,000     300,000
   750,000       450,000     450,000     450,000     450,000     450,000
 1,000,000       600,000     600,000     600,000     600,000     600,000
 1,250,000       750,000     750,000     750,000     750,000     750,000
 1,500,000       900,000     900,000     900,000     900,000     900,000
 1,750,000     1,050,000   1,050,000   1,050,000   1,050,000   1,050,000
 2,000,000     1,200,000   1,200,000   1,200,000   1,200,000   1,200,000

    The Company maintains a Supplemental Executive Retirement Plan for certain key executives of the Company and its subsidiaries who do not participate in the Retirement Plan for Senior Officers. Participation in the Supplemental Executive Retirement Plan is limited to key employees of the Company (and its subsidiaries) designated by the Board of Directors of the Company from time to time. On August 11, 1992, the Plan was amended to require fifteen years of service in order for a participant to be qualified under the Plan, provided that said requirement not affect those individuals who were participating in the Plan prior to this amendment. Under the Plan, participants who terminate their employment for any reason other than "cause" or death (i) between the ages of 55 to 65, are entitled to an annual pension which, when combined with the retirement income payable under the Company's Defined Benefit Pension Plan (assuming benefits thereunder are paid as a single life annuity) will equal 50% of their final pay, or (ii) at the age of 65 or older, are entitled to an annual pension which, when combined with the retirement income payable under the Company's Defined Benefit Pension Plan (assuming benefits thereunder are paid as a single life annuity) will equal 65 percent of their final pay. For purposes of the Plan, final pay means the highest annual base salary paid to a participant during any calendar year in the three-calendar-year period preceding the participant's termination of employment.

   Benefits are generally payable in the form of an annuity for the life of the participant. However, a participant may elect a joint and survivor annuity pursuant to which he or she will receive reduced benefits during his or her lifetime and, after his or her death, his or her surviving spouse will receive a monthly benefit equal to 50 percent of the amount which had been paid to the participant. No benefits are payable to a participant whose employment is terminated before age 55 except for certain terminations following a "change in control." If a participant dies after age 55 but before benefits are paid under the plan, his or her spouse will receive a death benefit equal to 50 percent of the benefits which the participant would have been entitled to receive had he or she retired on the day preceding the date of his or her death. If a participant's employment is terminated for "cause," he or she immediately forfeits all rights and entitlements under the plan. The benefits payable under the plan are not subject to social security offset; benefits are subject to offset for amounts paid under the Company's defined benefit pension plan.

   Kriss Cloninger, III participates in the Supplemental Executive Retirement Plan. The Company accrued $29,663 with respect to its estimated annual benefits for Mr. Cloninger in 1993. The estimated annual benefit payable upon a retirement age of 55 for Mr. Cloninger is $252,091.

                          STOCK OPTION PLANS

  During 1993, the Company had in effect two Stock Option Plans, the Incentive Stock Option Plan (1982) (the "1982 Plan"), and the Stock Option Plan (1985) (as amended) (the "1985 Plan") (collectively, the "Plans"). The adoption of the 1985 Plan was approved by shareholders in 1986 and amendments to the 1985 Plan were approved by shareholders in 1987 and 1990. The 1982 Plan, but not outstanding options previously granted under the 1982 Plan, expired as of February 15, 1992.

  The Plans provide for the granting of options to key employees and Directors of the Company and its subsidiaries to buy Common Stock. The Plans were adopted by the Board of Directors to provide an incentive to these persons to improve the growth and profits of the Company and its subsidiaries. The 1982 Plan and the 1985 Plan specify that options for a maximum of 1,056,000 and 4,616,666 shares, respectively, can be granted
under the Plans.   (However, no further options may be granted under the
1982 Plan following February 15, 1992.) The number of shares have been adjusted as a result of the five-for-four stock split in 1993 so that options for a total of 1,320,000 and 5,770,832 shares, respectively, may be granted under the Plans. As of February 18, 1994, there were options for 276 shares remaining available for grant under the 1985 Plan. There were total options outstanding to purchase 3,010,702 shares under the Plans.

   The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                                                OPTION GRANTS IN 1993

                                                                               Potential Realizable Value
                                                                               at Assumed Annual Rates
                                                                               of Stock Price Appreciation
           Individual Grants(1)                                                    for Option Term(2)
______________________________________________________________________   ____________________________________________

                        Number of   % of Total                                          If Stock        If Stock
                        Securities   Options                   Grant                       At              At
                        Underlying   Granted to                Date                      $46.02          $73.27
                         Options     Employees     Exercise    Market
                         Granted     in Fiscal      Price      Price     Expiration
Name                      (#)           Year        ($/Sh)     ($/Sh)       Date          5%($)          10%($)
_____________________   __________   __________    ________    ______    __________   _____________   _____________
STOCK APPRECIATION           N/A          N/A         N/A        N/A          N/A     1,834,000,000   4,648,000,000
FOR ALL SHAREHOLDERS(3)

Daniel P. Amos, CEO       300,000         11.2       28.25      28.25      6-28-03        5,329,882      13,506,967
Paul S. Amos              150,000          5.6       28.25      28.25      6-28-03        2,664,941       6,753,484
Yoshiki Otake              50,000          1.9       28.25      28.25      6-28-03          888,314       2,251,161
Kriss Cloninger, III       75,000          2.8       28.25      28.25      6-28-03        1,332,470       3,376,742
Hidefumi Matsui            50,000          1.9       28.25      28.25      6-28-03          888,314       2,251,161

(1) All option grants shown above vest 1/3 on the date of grant, 1/3 on January 1, 1994 and 1/3 on January 1, 1995, and were granted contingent on shareholder approval of the 1985 Plan Amendments.

(2) The annual rates of stock price appreciation (shown at the assumed rates of 5% and 10% for the option term of 10 years), as required by the Securities and Exchange Commission, are compounded annually and therefore are shown at the compound appreciation rates of 63% and 159%, respectively.

(3) For "Stock Appreciation For All Shareholders," the Potential Realizable Value is calculated based on $28.25, the average market price of a share of Company Common Stock on the date the options reported in this table were granted, and the number of shares outstanding on February 18, 1994.

                                            AGGREGATED OPTION EXERCISES IN 1993
                                         AND OPTION VALUES AS OF DECEMBER 31, 1993


                                                                                           Value of Unexercised
                                                             Number of Unexercised             In-the-Money
                             Shares                              Options at                     Options at
                             Acquired        Value               12-31-93 (#)                  12-31-93 ($)
Name                      on Exercise(#)   Realized($)     Exercisable   Unexercisable   Exercisable  Unexercisable
_______________________   ______________   ___________     ___________________________   __________________________
Daniel P. Amos, CEO           134,865       3,486,260         776,604        274,862      11,256,796     1,701,576
Paul S. Amos                    -0-            -0-            209,417        180,720       3,366,065     1,802,497
Yoshiki Otake                  77,097       1,947,962         176,586         78,335       3,063,479       601,278
Kriss Cloninger, III            -0-            -0-             62,500         50,000         235,156        15,625
Hidefumi Matsui                 -0-            -0-             65,166         33,334         584,389        10,417


    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  On August 1, 1993, the Company entered into an employment agreement with Mr. Daniel P. Amos. This agreement replaced a prior employment agreement with Mr. Amos which expired on July 31, 1993. The new agreement provides for a three-year term commencing August 1, 1993, with automatic extensions of one year-periods to the term of the agreement occurring on an annual basis beginning August 1, 1994, unless written notice of termination is given prior to such annual extensions. Pursuant to the agreement, Mr. Amos is entitled to receive an annual base salary of $893,585 subject to annual increases in the same general proportion as provided to other senior executive officers of the Company.

  As described in the "Compensation Report" above, as an inducement to Mr. Amos to enter into this new employment agreement, the Company agreed to grant to him options to purchase 300,000 shares of Common Stock, subject to shareholder approval of the necessary increase in authorized shares under the 1985 Plan to facilitate such grant.

  The agreement provides that Mr. Amos (referred to hereafter as the "Employee") will continue to participate in the Company's Management Incentive Plan, the Retirement Plan for Senior Officers and the Company's stock option plans, and will participate in all other fringe benefit plans applicable to employees generally or provided to senior executive employees of the Company. The Employee may receive other benefits as determined from time to time by the Compensation Committee.

  Pursuant to the agreement, the Company remains obligated to continue compensation and benefits to the Employee for the scheduled term of the agreement if the employment of the Employee is terminated by the Company without "good cause". If the Employee's employment is terminated by the Company for "good cause", or by the Employee without "good reason", the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the Employee is entitled to benefits under the Retirement Plan for Senior Officers if the termination is not for "good cause"). "Good cause" generally means (i) the willful failure by the Employee to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the Employee causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the Employee of a felony crime involving moral turpitude. "good reason" is defined to include a breach of the agreement, a diminution or change in the Employee's title, duties or authority, or a relocation of the Company's principal offices. Upon voluntary termination without "good reason" or termination by the Company for "good cause", the Employee is prohibited for a two-year period from directly or indirectly competing with the Company.

  The Agreement provides that compensation and benefits continue for certain specified periods in the event that the Employee becomes totally disabled. Upon death of the Employee, his estate is to be paid an amount, payable over a three-year period, equal to the Employee's base salary and any bonus actually paid during the last three years of his life.

  Upon a "change in control" of the Company, the agreement is extended for an additional three-year period. If, following a change in control, the Employee's employment with the Company is terminated by the Company without "good cause," or by the Employee for "good reason", the Company must pay to the Employee, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump sum severance payment equal to three times the sum of the Employee's base salary and bonus under the Management Incentive Plan (as paid during periods specified in the agreement).

  A "change in control" is generally deemed to occur when: (i) a person or group acquires beneficial ownership of thirty percent or more of the Common Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company or certain mergers or consolidation of the Company.

    Pursuant to an employment agreement between AFLAC and Mr. Yoshiki Otake, Mr. Otake is to serve as President of the AFLAC Japan Branch (or, upon his removal, the position of a senior officer of AFLAC) through December 31, 1995, subject to annual renewals thereafter by the mutual consent of the parties. Pursuant to the agreement, Mr. Otake shall be considered for salary increases in the same manner and time as the senior officers of AFLAC, provided that at no time shall his salary be less than 50 million yen. Mr. Otake shall participate in the Company's stock option plan in the same manner as most AFLAC senior officers, other than the CEO.

    Under the agreement, Mr. Otake is eligible for retirement benefits upon age 60 with at least 20 years of credited service, and may take voluntary retirement with reduced benefits upon the approval of AFLAC. Mr. Otake is entitled to full retirement benefits for total and permanent disability prior to age 60. His full retirement benefits (which are subject to adjustment for cost-of-living increases) consist of a choice between (1) 60% of the higher of his total compensation for the last twelve months of employment or the highest compensation received in any calendar year during the agreement term, during the remainder of Mr. Otake's life, or (2) 54% of such compensation, paid to Mr. Otake during the remainder of his life, with 1/2 of such amount to be paid to his spouse after his death for a specified period of time. After retirement, Mr. Otake and his spouse shall receive medical benefits for the remainder of their lives. After 1995 and until Mr. Otake reaches age sixty-five, where mutual consent to renew the agreement is not obtained but where Mr. Otake remains mentally and physically sound, he shall be allowed to continue his employment with such stature as deemed appropriate by AFLAC with a starting salary equivalent to 70% of his last salary, subject to
annual cost-of-living increases.   Mr. Otake has agreed not to engage in
any activity competitive with AFLAC while any benefits (including retirement benefits) are being paid to him by AFLAC. In consideration of the benefits contained in his agreement, Mr. Otake has waived any rights to participate in any other AFLAC or AFLAC Japan Branch retirement or pension plans.

    Pursuant to an employment agreement between the Company and Mr. Kriss Cloninger, III, as amended, Mr. Cloninger will be employed until March 15, 1995, as Chief Financial Officer of the Company, with automatic two-year extensions on an annual basis beginning March 16, 1994 unless written notice that such extension will not occur is given prior to such annual date by either party. Mr. Cloninger is entitled to a base salary per year of $325,000, which shall be increased annually during the term of the agreement and any extensions thereof, as determined by the Company's CEO. The Company shall also pay Mr. Cloninger, as performance bonus compensation, an amount each year under the Company's Management Incentive Plan with a target level based on at least 25% of base salary. Mr. Cloninger may also receive additional discretionary bonuses approved by the Company's Board.

    Mr. Cloninger will be eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other "fringe" or employee benefits (including awards of stock options) as are provided to key executive employees of the Company and which are appropriate to his responsibilities as Chief Financial Officer.

    Other material terms of Mr. Cloninger's employment agreement relating to terminations, disability, death and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos' employment contract, as described above.

    The Company maintains a Supplemental Executive Retirement Plan for certain key executives of the Company and its subsidiaries who do not participate in the Retirement Plan for Senior Officers. Mr. Kriss
Cloninger, III is a participant in the Plan.   Under the plan, as amended,
in the event that a participant's employment with the Company is terminated within two years of a "change in control" of the Company other than for death, disability or cause, or a participant terminates his employment during such period for "good reason", the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump sum amount equal to the greater of: (i) the present value of the retirement benefit, which (a) he is entitled to receive upon the date of such termination, or (b) which he would have received had he remained in the employ of the Company until he attained age 55 (for participants who had not yet attained age 55 as of the date of termination); and (ii)three times the participant's final pay (as defined). A "change in control" shall generally occur under the same circumstances described as a "change in control" in Mr. Daniel P. Amos' employment agreement. "Cause" shall mean generally: (i) the participant's willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for "good reason") after a written demand for substantial performance is delivered to the participant by the Board, or (ii) the willful engaging by the participant in materially injurious conduct to the Company. "Good reason" is defined to include various adverse changes in employment status, duties and/or compensation and benefits following a "change in control." Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.


                  CERTAIN TRANSACTIONS AND RELATIONSHIPS

   Information is provided with respect to executive officers, Directors and/or members of their immediate families who were indebted to the Company or its subsidiaries, at any time since January 1, 1993, in excess of $60,000, as follows:

                    Largest
                   Aggregate                                   Amount
                    Amount                                   Outstanding
                  Outstanding                       Rate        as of
                  Since Janu-      Nature of         of      January 31,
Name (1)          ary 1, 1993    Indebtedness     Interest      1994
_______________   ___________  __________________ ________   ___________
Daniel P. Amos    $ 2,000,000  Term Stock Note(2)    6.00%   $ 2,000,000


David A. Halmrast     120,000  Term Note(3)            -0-           -0-


Minoru Nakai          352,237  Stock Option Note(4)  5.54%       350,461


Gary Stegman           55,323  Stock Option Note(4)  5.54%        47,552
                      100,002  Stock Option Note(4)  4.83%        99,162

(1) All of the named individuals were executive officers of the Company or one of its subsidiaries during 1993.

(2) Collateralized note accepted by the Company and secured by stock of the Company.

(3) Relocation loan.

(4) Collateralized notes accepted by the Company in payment of stock options exercised.


  J. Shelby Amos, II, a Director of the Company, has been associated with AFLAC since 1973 and presently serves as Alabama/West Florida State Sales Coordinator (Louisiana State Sales Coordinator, until 1987). In 1993, he earned renewal and first-year commissions of $611,478 (before expenses) on annualized premiums of $19,726,015, and he received $15,629 in 1994 in lieu of shares earned in 1993 under the AFLAC Associates' Stock Bonus Plan.

  In 1993, $302,062 was paid by AFLAC to a corporation of which Maria Theresa Amos Land, the sister of J. Shelby Amos, II, is the sole shareholder. This amount was earned as renewal commissions before expenses, on annualized premiums of $11,126,415 by W. Donald Land, the deceased husband of Maria Theresa Amos Land, who served as Florida State Sales Coordinator with AFLAC from 1975 until May 1990.

  State Sales Coordinators are not salaried employees, but are compensated on a commission basis and are required to pay their own expenses which include travel, office expenses, incentives for district and regional sales coordinators and associates in their state, and recruiting and training costs. The compensation arrangements with J. Shelby Amos, II and
W. Donald Land are similar to those of other State Sales Coordinators.

   On December 15, 1993, pursuant to a Plan of Reorganization and Exchange Agreement dated as of December 2, 1993, between Mr. Daniel P. Amos and the Company, the Company acquired all the shares of National Equity Corporation ("National Equity"), a Nevada corporation which was wholly owned by Mr. Daniel P. Amos, in exchange for 316,748 shares of Common Stock. The number of shares of Common Stock exchanged by the Company for the National Equity stock was based on the fair market value of the National Equity stock, based on a valuation of its assets, less liabilities. At December 15, 1993, the assets of National Equity consisted of 238,308 shares of Common Stock, cash and vested renewal commissions ("renewal commissions") on insurance previously sold prior to Mr. Amos being elected as President of AFLAC in 1983, at which time Mr. Amos was associated with AFLAC on a commission-only basis. For purposes of the exchange, the renewal commissions were valued by taking the average of three appraisals of the present value of the renewal commissions prepared by three independent valuation firms, Deloitte & Touche, Coopers & Lybrand and KPMG Peat Marwick. The Common Stock exchanged by the Company and the 238,308 shares of Common Stock that were held by National Equity as a part of its assets were valued using the average closing prices of the Common Stock on the New York Stock Exchange over a period of eighteen trading days, commencing on November 8, 1993, and ending on December 2, 1993. See also the description of the payments made to Daniel
P. Amos in footnote 2 to the "Summary Compensation Table."

                2. PROPOSAL TO ADOPT THE 1985 PLAN AMENDMENTS

   The 1985 Plan is a principal component of the Company's executive compensation program. Stock options tie executive compensation directly to an increase in shareholder value, specifically the market price of the Common Stock. In this way, options further align the interests of managers and shareholders and provide a meaningful incentive for management to maximize shareholder value.

                    SUMMARY OF THE 1985 PLAN AMENDMENTS

  In order to continue and to enhance the effectiveness of the 1985 Plan, the Board of Directors, in accordance with the recommendation of its Compensation Committee, has amended the 1985 Plan, subject to approval by shareholders at the annual meeting as required by the terms of the 1985 Plan. A summary of the 1985 Plan Amendments is set forth below.

                  Increase in Number of Authorized Shares
                  _______________________________________

  Prior to the 1985 Plan Amendments, the maximum number of shares of Common Stock that may be issued upon the exercise of options granted under
the 1985 Plan is 5,770,832.   Options to purchase less than 300 shares
remain available for grant under the 1985 Plan. In addition, options to purchase 2,651,000 shares granted during 1993 at exercise prices ranging from $28.25 to $31.3125 remain subject to approval by shareholders of the 1985 Plan Amendments and such options will become void if such approval is not given.

  The 1985 Plan Amendments increase the number of shares of Common Stock which may be issued upon the exercise of options from 5,770,832 shares to 8,770,832 shares, subject to certain adjustments. As noted, 2,651,000 of the proposed additional 3,000,000 shares relate to stock options granted in 1993. The remaining 349,000 additional shares are necessary to enable the Compensation Committee to make option grants in the future in order to continue to carry out the purposes of the 1985 Plan.

  The 1985 Plan provides and, following approval of the 1985 Plan Amendments, would continue to provide for appropriate adjustment in the number of shares in the event of a stock dividend, recapitalization, merger or the like. On February 18, 1994, the average price for the Common Stock on the New York Stock Exchange was $30.375.

                 Use of Only One Administrative Committee
                 ________________________________________

  Formerly, the 1985 Plan authorized two separate committees, the Employee Committee, which administered the 1985 Plan as it related to key employees, and the Directors Committee, which administered the 1985 Plan as it related to Directors, including Directors who were employees. Prior to its amendment the 1985 Plan permitted the Directors Committee to make discretionary grants to Directors, including non-employee Directors. The Amended 1985 Plan is administered by only one committee, the Compensation Committee, which will perform substantially the same functions as the Employee Committee (i.e., it will administer all aspects of the Amended 1985 Plan affecting key employees, but including Directors who are
employees).   The Compensation Committee (which will be composed of only non-employee Directors), is intended to be disinterested for purposes of Rule 16b-3 of the Exchange Act.

                 Replacement of Discretionary Stock Option
                      Grants with Formula Grants for
                            Non-Employee Directors
                 _________________________________________

  Under the Amended 1985 Plan, in lieu of the discretionary grants that previously could be awarded to non-employee Directors by the Directors Committee, non-employee Directors (including Advisory Directors) will automatically receive grants of non-qualified stock options without action by any committee. Specifically, as of August 13, 1993, initial grants of options to purchase 10,000 shares of Common Stock have been made to all non-employee Directors serving on the Board as of that date. Each new non-employee Director, including any Advisory Director, will be granted an option to purchase 10,000 shares of Common Stock as of the earlier of the date such individual is appointed to the Board or the date of the first annual meeting of shareholders at which such Director is elected to the Board. Options granted to non-employee Directors will become exercisable in cumulative installments of 20% of the shares of Common Stock covered thereby as of the date of grant, and an additional 20% as of each of the next four anniversaries of the date of option grant to the extent the non-employee Director continues to be a Director as of that date; provided, however, that upon cessation of service by reason of retirement, a non-employee Director will become immediately vested in all outstanding options that have not yet expired. The exercise price of all shares of Common Stock subject to options granted to non-employee Directors will be 100% of the fair market value of such shares as of the date of grant.

                      Compliance with Section 162(m)
                                of the Code
                      ______________________________

  Prior to the 1985 Plan Amendments, the 1985 Plan did not have a limit on the maximum number of shares of Common Stock with respect to which options could be granted to any individual. The 1985 Plan Amendments also include provisions which (i) limit the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to 450,000, commencing with the 1994 calendar year, and (ii) require the Compensation Committee to be constituted to comply with the requirements of Section 162(m) of the Code (described below). These provisions are intended to preserve the Company's ability to deduct, for
U. S. income tax purposes, compensation recognized by certain optionees upon exercise of a nonqualified stock option or upon a disqualifying disposition of an incentive stock option. Section 162(m) of the Code, as recently enacted by the Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act"), denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, at the end of the taxable year. Compensation with respect to stock options will be excluded from this deduction limit if it satisfies certain requirements, including the following: (i) the stock options must be granted at an exercise price not lower than fair market value at date of grant; (ii) the stock option grant must be made by a compensation committee composed of two or more "outside directors" within the meaning of Section 162(m); (iii) the plan under which the stock option is granted must state the maximum number of shares with respect to which options may be granted during a specified period to any individual; and (iv) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, shareholders in a separate vote prior to payment.

                           Additional Amendments
                           _____________________

  Certain other technical non-material revisions to the 1985 Plan have been made (including revisions made to conform to and benefit from the latest amendments to Rule 16b-3), as well as updating related to amended sections of the Code. In specific, the amendment and termination provisions of the 1985 Plan have been amended to require shareholder approval only to the extent such approval is required either by applicable law or, as is already required by the 1985 Plan, to comply with Rule 16b-3. Previously, shareholder approval for an amendment was also required if such amendment: (i) changed the maximum number of shares of Common Stock subject to options under the 1985 Plan, (ii) changed the class of employees eligible to receive options under the 1985 Plan, (iii) extended the term of the 1985 Plan, or (iv) extended the exercisability period of the incentive stock options beyond ten years from the date of grant.


                    SUMMARY OF THE MATERIAL PROVISIONS
                  OF THE 1985 PLAN THAT ARE NOT AFFECTED
                       BY THE 1985 PLAN AMENDMENTS


  The following is a summary of the material provisions of the 1985 Plan that are not affected by the 1985 Plan Amendments and that would continue in force regardless of whether shareholder approval of the 1985 Plan Amendments is obtained.

  The 1985 Plan provides for the granting, to key employees and Directors of the Company and its subsidiaries, of options to buy the Common Stock. The 1985 Plan provides for the grant of "incentive stock options" ("ISOs") pursuant to Section 422 of the Code as well as non-qualified stock options ("non-ISOs"). Directors who are not employees are eligible to receive only non-ISOs. The selection of eligible employees, number of options to be granted to any employee or Director, the exercise price for such options, and the terms and conditions governing the options, subject to the provisions of the 1985 Plan, are among the matters currently determined by the relevant Plan administrative committee (which will be the Compensation Committee under the Amended 1985 Plan, except with respect to the automatic formula grants provided to non-employee
Directors).   Accordingly, it is not possible to state the amount of stock options to be received by any key employee or group of employees. Information relating to the most recent grants of stock options is set forth below under "Information Concerning Certain 1993 Grants."

  The exercise price for ISOs under the 1985 Plan is not less than the fair market value of the stock at the time of grant; for non-ISOs, the exercise price is the amount set by the Compensation Committee, but not less than one-half of such fair market value.

  Under the 1985 Plan, the aggregate fair market value (determined as of the time an option is granted) of stock for which ISOs may be granted to an individual that are exercisable for the first time in any one year may not exceed $100,000.

  Options may not be granted to employees or Directors who own more than 10% of the voting power of the Company or any subsidiary. As of February 18, 1994 there are 204 participants (including employee Directors) who participate in the 1985 Plan and 16 non-employee Directors.

   Options granted under the 1985 Plan are exercisable for a period of ten years from the date of grant or such shorter periods as the Compensation Committee may establish as to any or all shares subject to any option. Under the 1985 Plan, except with respect to certain ISOs granted prior to 1987, all options to employees (including employee Directors) are exercisable immediately upon grant unless the Compensation Committee provides otherwise.

   An option may be exercised all at one time or in parts. The exercise price for shares subject to option must be paid in cash, except that under the 1985 Plan, the Compensation Committee may, but need not, permit payment with Common Stock and the terms of an option may, but need not, permit the grantee to borrow the exercise price from the Company, at a rate of interest specified at the time of the grant (or at a rate determined under a formula so specified). Under the 1985 Plan, an employee who exercises a non-ISO may elect, subject to such rules as may be adopted by the Compensation Committee, to have the Company withhold shares of Common Stock, or to transfer shares of Common Stock to the Company, to satisfy tax liabilities arising from the exercise of such options.

  Under the 1985 Plan, on termination of employment, an employee to whom an ISO has been granted may, at any time within three months after the date of termination but not later than the date of expiration of the option, exercise the option and still retain the tax benefits accorded such options. If an employee holding such an option terminates employment by reason of death or disability, the period for such exercise is twelve months. Options not exercised within these periods after termination of employment remain exercisable until their original expiration date unless provided for otherwise in the option agreement, but no longer qualify for special tax treatment. However, all options held by the grantee at the time of death cease to be exercisable twelve months after death. Options are not transferable except on the death of the grantee, by will or the laws of descent and distribution.

    The Board of Directors may terminate, suspend, amend or revise the 1985 Plan without approval by the shareholders of the Company with respect to any shares as to which options have not been granted except where shareholder approval is required to comply with Rule 16b-3 under the Exchange Act, and in certain other limited circumstances. The Board may not, without the consent of the holder of an option, alter or impair rights under any option previously granted except as authorized in the 1985 Plan.

                       TEXT OF THE AMENDED 1985 PLAN

    The text of the Amended 1985 Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference. The foregoing description of the 1985 Plan, including the 1985 Plan Amendments thereto, is a summary only and is qualified in its entirety by reference to such exhibit.

              INFORMATION CONCERNING CERTAIN GRANTS MADE IN 1993
                    AND DESCRIPTION OF CERTAIN AMENDED
                               PLAN BENEFITS

    On June 28, 1993, August 10, 1993 and August 13, 1993, options to purchase an aggregate of 2,651,000 shares of Common Stock were granted to a total of 153 key employees, including all of the executive officers of the Company, by the Compensation Committee, and automatically to 16 non-employee Directors. Each such option has an exercise price of $28.25, $30.9375, or $31.3125, respectively, per share , which in each case was the average sale price per share of Common Stock on the date of grant.

    As noted above, all of the foregoing options remain subject to approval by shareholders of the 1985 Plan Amendments.

    The benefits to be derived from the Amended 1985 Plan to the eligible participating individuals and groups cannot be estimated, as option grants (with the exception of non-employee Directors) will be made in the sole discretion of the Compensation Committee, based on a variety of factors. In addition, the value of any option grant will depend on the market performance of the Common Stock. For information with respect to 1993 grants to the Named Executive Officers, see "Stock Option Plans-Option Grants in 1993". With respect to all executive officers as a group, options to purchase 1,053,500 shares were granted. Based on an average market price of $30.375 on February 18, 1994 the dollar value of the shares underlying these options was $32,000,063. With respect to all non-executive officer Employees as a group, options to purchase 1,437,500 shares of Common Stock were granted. Based on the February 18, 1994 average market price, the value of shares underlying these options was $43,664,063.

    The Amended 1985 Plan will provide all non-employee Directors as of August 10, 1993 and each newly elected or appointed non-employee Director with an automatic one-time grant of options to purchase 10,000 shares of Common Stock. As of August 13, 1993, such grants amounting to 160,000 shares had been made to a total of 16 non-employee Directors, and the dollar value of the shares underlying such a grant at February 18, 1994, was $303,750 ($4,860,000 in the aggregate for all such grants to non-employee Directors).


                  CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF STOCK OPTIONS

    The following discussion of certain relevant federal income tax effects applicable to stock options granted under the 1985 Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences.

                          INCENTIVE STOCK OPTIONS

    No taxable income will be realized by an option holder upon the grant or timely exercise of an ISO. If shares are issued to an option holder pursuant to the timely exercise of an ISO and a disqualifying disposition of such shares is not made by the option holder (i.e., no disposition is made within two years after the date of grant or within one year after the receipt of shares by such option holder), then (i) upon sale of the shares, any amount realized in excess of the exercise price of the ISO will be taxed to the option holder as a long-term capital gain and any loss sustained will be long-term capital loss, and (ii) no deduction will be allowed to the Company. However, if shares acquired upon the timely exercise of an ISO are disposed of prior to satisfying the holding period described above, generally (a) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and (b) subject to the provisions of Section 162(m) of the Code, the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the option holder upon a disposition of shares prior to satisfying the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction for the Company.

    If an ISO is not exercised on a timely basis, the option will be treated as a non-ISO. Subject to certain exceptions, an ISO generally will not be exercised on a timely basis if it is exercised more than three months following termination of employment.

   The amount by which the fair market value of shares of the Common Stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item which increases the option holder's "alternative minimum taxable income".

   In general, the Company will not be required to withhold income or payroll taxes on the timely exercise of an ISO.


                       OPTIONS THAT DO NOT QUALIFY
                        AS INCENTIVE STOCK OPTIONS

 In general, an optionee will not be subject to tax at the time a non-ISO is granted. Upon exercise of a non-ISO where the exercise price is paid in cash, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. The optionee's tax basis in the shares acquired upon exercise will equal the exercise price plus the amount taxable as ordinary income to the optionee. The federal income tax consequences of an exercise of a non-ISO where the exercise price is paid in previously owned shares of Common Stock are generally similar to those where the exercise price is paid in cash. However, the optionee will not be subject to tax on the surrender of such shares and the tax basis of the shares acquired on exercise that are equal in number to the shares surrendered will be the same as the optionee's tax basis in such surrendered shares.

    Pursuant to the revised rules under Section 16(b) of the Exchange Act, the purchase of shares of Common Stock upon exercise of an option by an optionee who is subject to reporting under Section 16(a) of the Exchange Act (generally an executive officer or Director of the Company) and would be subject to liability under Section 16(b) of the Exchange Act (an "Insider"), will not be deemed a "purchase" triggering a six-month period of potential short swing liability. Accordingly, unless a non-ISO is exercised during the six-month period following the date of grant of the option, the shares would not be considered subject to a substantial risk of forfeiture as a result of Section 16(b). Thus, in this context the taxable event for the exercise of a non-ISO that has been outstanding for at least six months ordinarily will be the date of exercise. If a non-ISO is exercised within six months after the date of the grant, then, unless the Insider files an election pursuant to Section 83(b) of the Code to be taxed on the date of exercise under the general rule described above, taxation ordinarily would be deferred until the date which is six months after the date of grant and the amount of income would be based upon the fair market value of the shares of Common Stock on such later date.

    Subject to the provisions of Section 162(m) of the Code discussed below, the Company generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a non-ISO. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a non-ISO.

    As discussed above, effective for tax years beginning on or after January 1, 1994, Section 162(m) of the Code may limit the Company's ability to claim a corporate deduction upon exercise of a non-ISO or upon the disqualifying disposition of an ISO. In general terms, Section 162(m) denies a corporate deduction for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer at the end of the taxable year. Certain compensation, including certain performance-based compensation, will be excluded from this deduction limit. Compensation with respect to stock option plans that satisfy certain criteria will be considered performance-based and will be excluded from the compensation taken into account for purposes of the $1 million deduction limit. Consequently, effective for tax years beginning with the 1994 tax year, the Company may not be permitted to claim a corporate deduction for the full amount realized upon exercise of options by the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, at the end of that tax year in the event that the compensation with respect to the options exercised is not treated as performance-based for purposes of Section 162(m).

                           SHAREHOLDER APPROVAL

    As previously indicated, the 1985 Plan Amendments will become effective if and when the shareholders approve the 1985 Plan Amendments. If the 1985 Plan Amendments are not approved by the shareholders, the 1985 Plan will be continued as in effect prior to the 1985 Plan Amendments described herein and the conditional grants discussed above will become void.


               THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY
                   A VOTE "FOR" THE 1985 PLAN AMENDMENTS

               3. PROPOSAL TO ADOPT MANAGEMENT INCENTIVE PLAN

    The AFLAC Management Incentive Plan (the "Management Incentive Plan") was initially approved by the Board of Directors in 1985. The purposes of the Management Incentive Plan are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year and long-range financial and other business objectives, and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievement.

                           DESCRIPTION OF PLAN

    The description of the Management Incentive Plan summarized below is qualified, in its entirety, by reference to the text of the Management Incentive Plan as set forth in Exhibit B.

    The Management Incentive Plan (unwritten) has been in effect at the Company since 1985. It has now been modified and is being submitted to shareholders at this time, to comply with certain provisions of the recently enacted Revenue Act. As discussed above, pursuant to the Revenue Act, Section 162(m) of the Code, denies deductions by an employer for certain compensation in excess of $1 million per year. Certain compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for this exception, are the following; (1) the material terms pursuant to which the compensation is to paid, including the performance goals, must be disclosed to and approved by the shareholders in a separate vote prior to the payment, and (2) prior to payment, the Compensation Committee must certify that the performance goals and any other material terms were satisfied. Accordingly, the Management Incentive Plan is being submitted to the shareholders for approval at the 1994 Annual Meeting. If the shareholders do not approve the Management Incentive Plan, then the Management Incentive Plan will be void.

    The Management Incentive Plan provides for the granting of performance awards to employees of the Company and its subsidiaries, including employees who are also executive officers and Directors, and who possess a capacity for contributing in substantial measure to the successful performance of the Company. As of February 18, 1994, approximately 90 employees participate in the Management Incentive Plan.

    The Management Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is composed entirely of directors who are not employees of the Company. The Compensation Committee selects the employees who participate in the Management Incentive Plan and grants all awards under the Management Incentive Plan; determines the terms and provisions, including the performance goals, of such awards and the respective award agreements between the Company and each participant (which need not be identical); construes and interprets the Management Incentive Plan and such agreements; makes rules and regulations in connection with the administration and operation of the Management Incentive Plan, and makes all other determinations necessary or desirable in administering the Management Incentive Plan.

    For each fiscal year commencing with 1994, the Compensation Committee will establish the performance goals that must be met during the fiscal year as a condition of receipt of awards under the Management Incentive Plan. Performance goals may include any or all of the following: (i) attainment of an amount of "consolidated net earnings" (as defined below),
(ii) attainment of a percentage of "return on equity" (as defined below),
(iii) attainment of amounts of "operating earnings per share" (as defined below), excluding all or a portion of the effects of translating foreign currency of business segments to U. S. dollars for financial reporting purposes; (iv) increases in the market price of Company Common Stock or levels of total return to shareholders; and (v) attainment of goals established based on the financial performance of individual subsidiaries or business segments of the Company relating to increases in premium income, investment income, total revenues, operating expenses, pretax operating earnings, premiums in force, number of policies in force, new sales and policy conversions (i.e., issuance of current policy contracts to existing policy holders in exchange for surrender of policies issued in prior years). With respect to participants who are not executive officers of the Company, performance goals may also include personal performance goals, but will not include personal goals with respect to "executive officers" (as defined).

    For purposes of the Management Incentive Plan "consolidated net earnings" means the net earnings of the Company for the fiscal year determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such fiscal year, but before any provision for the cumulative effect of accounting changes required to be adopted by generally accepted accounting principles in respect of such performance period; "operating earnings per share" means net earnings per share of Common Stock, excluding both (i) the effects of realized gains or losses on investments and (ii) the cumulative effect of adopting required accounting changes; and "return on equity" means the quotient obtained by dividing (i) consolidated net earnings for a fiscal year by (ii) the average of common shareholders' equity of the Company as of the beginning and the end of the fiscal year. Such common shareholders' equity will exclude the effect of unrealized gains and losses recognized in a separate equity component under Financial Accounting Standards Board Statement No. 115.

    The Compensation Committee will specify with respect to a fiscal year the performance goals applicable to each award and minimum, target and maximum levels applicable to each performance goal. The minimum level reflects the level of performance at which 50% of the performance goal is achieved and below which no payment will be made; the target level reflects the level at which 100% of the performance goal is achieved; and the maximum level reflects the level of performance at which 150% of the performance goal is achieved. Awards for any fiscal year may be expressed as a dollar amount or as a percentage of the participant's "annual base salary". "Annual base salary" means: (i) with respect to any executive officer, the annual rate of base salary of such executive officer in effect as of the first day of any fiscal year (or, if an executive officer was not employed as of the first day of a fiscal year, the annual rate of base salary in effect as of such executive officer's first day of employment); and (ii) with respect to any other participant, unless otherwise determined by the Company, the base salary paid to such participant during any fiscal year.

    Unless otherwise provided by the Compensation Committee in connection with specified terminations of employment, or upon the occurrence of a "change in control" (as defined), awards will be made only if and to the extent the performance goals established for the particular fiscal year have been attained. Notwithstanding the foregoing, any participant who is a "covered employee", as defined in section 162 (m) (3) of the Code (generally, the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, at the end of the fiscal year), may not receive an award for any fiscal year that exceeds 105% of his or her annual base salary. Awards will be paid to participants, in cash, within a reasonable period of time following the end of the fiscal year to which the awards relate.

   The Management Incentive Plan may be amended, suspended or terminated at any time by the Board of Directors or the Committee, provided, however, that no amendment that requires shareholder approval in order for the Management Incentive Plan to comply with section 162(m) of the Code will be effective unless the amendment is so approved.

   The Management Incentive Plan will terminate at the end of the 1998 fiscal year, but payment with respect to all awards previously granted under the Management Incentive Plan will be paid out pursuant to the terms of the Management Incentive Plan.

   Inasmuch as performance goal criteria may vary from year to year, and awards may vary from participant to participant, benefits under the Management Incentive Plan are not determinable. Bonuses paid to the Named Executive Officers in respect of the 1993 fiscal year, however, are noted in the Summary Compensation Table on page 13.


        THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR"
                 APPROVAL OF THE MANAGEMENT INCENTIVE PLAN

                      4.  RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, in accordance with the recommendation of its Audit Committee, none of whom is an employee of the Company, has reappointed KPMG Peat Marwick, Certified Public Accountants, as independent auditors for the Company, subject to ratification by the shareholders.

  In connection with its audit of the Company's financial statements for the year ended December 31, 1993, included in the Company's Annual Report to Shareholders, KPMG Peat Marwick reviewed the Company's filings with the Securities and Exchange Commission, the Tokyo Stock Exchange and the Ministry of Finance of Japan and conducted timely reviews of quarterly reports to shareholders.

  Representatives of KPMG Peat Marwick are expected to be present at the 1994 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.


        THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR"
                RATIFICATION OF THE SELECTION OF SUCH FIRM
                   AS THE COMPANY'S INDEPENDENT AUDITORS

                             5. OTHER MATTERS

  Management does not intend to bring any other matter before the meeting, and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                           SHAREHOLDER PROPOSALS

  For a shareholder's proposal to be included in the Company's proxy statement for the 1995 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by the Secretary of the Company by November 18, 1994.

                               ANNUAL REPORT

  The Company has mailed to each shareholder entitled to vote at the 1994 Annual Meeting of Shareholders a copy of its Annual Report. A copy of the Company's Form 10-K is available at no charge to all shareholders. For a copy write to:

Kenneth S. Janke, Jr.
Senior Vice President, Investor Relations
AFLAC Incorporated
Worldwide Headquarters
Columbus, Georgia 31999

                                By Order of the Board of Directors,




                                             Joey M. Loudermilk
                                                 Secretary
March 10, 1994